7099


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
       TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT
                                TO RULE 13d-2(b)
                              (Amendment No. ____)



                              Euronet Services Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.02 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   0002987361
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 1997
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [   ]     Rule 13d-1(b)
                  [ X ]     Rule 13d-1(c)
                  [   ]     Rule 13d-1(d)






DCFS02...:\43\53443\0001\1654\FRM7228M.550


------------------------------- -------------------------------------           ----------------------------------------------------
CUSIP No.                       0002987361                              13G                         Page 2 of 7
------------------------------- -------------------------------------           ----------------------------------------------------

------------------------- ------------------------------------------- --------------------------------------------------------------
           1              NAME OF REPORTING PERSON:                             HUNGARIAN-AMERICAN ENTERPRISE FUND
                          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:              000131728
------------------------- -------------------------------------------------------------------------------------- -------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                           (A) [_]
                                                                                                                      (B) [_]
------------------------- ----------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- --------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       DELAWARE, U.S.A.

------------------------------- ----- ----------------------------------------- ----------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                        1,008,702
            SHARES
                                ----- ----------------------------------------- ----------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:
           OWNED BY
                                ----- ----------------------------------------- ----------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                   1,008,702
           REPORTING
                                ----- ----------------------------------------- ----------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:

------------------------- ----------------------------------------------------- ----------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH           1,008,702
                          REPORTING PERSON:

------------------------- -------------------------------------------------------------------------------------- -------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                          [_]

------------------------- -------------------------------------------------------------------------------------- -------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                     6.7%

------------------------- ------------------------------------------- --------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO

------------------------- ------------------------------------------- --------------------------------------------------------------

ITEM 1(A).        NAME OF ISSUER:

                  Euronet Services Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  14-24 Horvat U., 1027 Budapest, Hungary

ITEM 2(A).        NAME OF PERSON FILING:

                  Hungarian-American Enterprise Fund

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Hungarian-American Enterprise Fund
                  One East Putnam Avenue
                  Greenwich, Connecticut 06830

ITEM 2(C).        CITIZENSHIP:

                  The Hungarian-American Enterprise Fund is a not-for-profit corporation organized under the laws of the State of Delaware.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.02 par value.

ITEM 2(E)         CUSIP NUMBER:

                  0002987361

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a)      [ ]      Broker or Dealer registered under
                                    Section 15 of the Securities Exchange Act of
                                    1934 (the "Act").

                  (b)      [ ]      Bank as defined in Section 3(a)(6) of the
                                    Act.

                  (c)      [ ]      Insurance Company as defined in Section
                                    3(a)(19) of the Act.

                  (d)      [ ]      Investment Company registered under Section
                                    8 of the Investment Company Act of
                                    1940.

                  (e)      [ ]      Investment Adviser registered under
                                    Section 203 of the Investment Advisers Act of 1940.

                  (f)      [ ]      Employee Benefit Plan, Pension Fund
                                    which is subject to the provisions of the Employee Retirement Income Security Act of
                                    1974 or Endowment Fund; see Rule
                                    13d-1(b)(1)(ii)(F) of the Act.

                  (g)      [ ]      Parent Holding Company, in accordance
                                    with Rule 13d-1(b)(ii)(G) of the Act.

                  (h)      [ ]      Group, in accordance with Rule 13d-1(b)(1)
                                    (ii)(H) of the Act.


If this statement is filed pursuant to Rule 13d-1(c), check this box:  [x]

ITEM 4.  OWNERSHIP.

                  (A)      AMOUNT BENEFICIALLY OWNED:

                           Hungarian-American Enterprise Fund is the beneficial owner of 1,008,702 shares of Common Stock. This amount includes 210,000 shares of Common Stock acquired on May 28, 1998.

                  (B)      PERCENT OF CLASS:

                           6.7%. The foregoing percentage is calculated based upon the 15,136,661 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q for Euronet Services Inc. for the Quarterly Period ended March 31, 1998.

                  (C)      NUMBER OF SHARES AS TO WHICH EACH PERSON HAS:

                           (I)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                                    1,008,702

                           (II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                                    0

                           (III) SOLE POWER TO DISPOSE OR TO DIRECT THE
                                 DISPOSITIONS OF:

                                    1,008,702

                           (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE
                                DISPOSITION OF:

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP.

                  Not applicable.

ITEM 10. CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant any transaction having such purposes or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     July 27, 1998
                                   ----------------------------
                                     (Date)



                                      HUNGARIAN-AMERICAN ENTERPRISE FUND



                                       /x/
                                      -----------------------------------
                                       Eriberto R. Scocimara
                                       President and CEO